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                               EXHIBIT 2

                    Lease of Premises, Gentilly France

                   (English Summary of Principal Terms)


Parties: Caisse des Depots et Consignations (Lessor) and ILOG S.A. (Lessee).


Space:   18,000 square feet + 32 indoor parkings and 5 outdoor parkings


Date of Commencement:  10,000 square feet - February 1, 1998
                        8,000 square feet - October 1, 1998

Use:   Administrative and commercial offices.


Rent:  FF 1,814,500 per annum.


Incidental Charges:  FF75,000 per quarter.


Guarantee:  FF2,350,000


Term: Nine years, subject to notice of termination by Lessee at the end of each three year period, six months prior to the end of the relevant period. Lessee's right to give notice at the end of the first three year period is waived.

Maintenance and Repairs:  Responsibility of Lessee through term of lease.


Assignment: Consent of Lessor required except in the event of the acquisition of the business of Lessee. Lessee to remain jointly and severally liable with sub-lessee for fulfillment of terms and conditions of lease.

Sub-Leasing: Consent of Lessor required and Lessee to remain jointly and severally liable for fulfillment of terms and conditions of lease.

Cancellation: By Lessor in the event of non-fulfillment of any term of the lease.